Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY

One Gaylord Drive

Nashville, Tennessee 37214

January 13, 2012

CONFIDENTIAL

TRT Holdings, Inc.

600 East Las Colinas Blvd.

Suite 1900

Irving, Texas 75039

Attention: Mr. Robert B. Rowling, Chairman of the Board

Ladies and Gentlemen:

This letter sets forth our agreement concerning certain matters relating to Gaylord Entertainment Company (“Gaylord”) and its subsidiaries (Gaylord, together with its subsidiaries, is referred to herein as “GET”) in consideration of Gaylord’s agreement to include the Binding Rights Plan Proposal (as defined below) in Gaylord’s proxy statement (the “2012 Proxy Statement”) for its 2012 annual meeting of stockholders (the “2012 Annual Meeting”) on the terms set forth herein in connection with the shareholder proposal dated December 1, 2011 (the “GAMCO Proposal”), received by Gaylord from GAMCO Asset Management Inc. (“GAMCO”) requesting that the Board of Directors of Gaylord (the “Board”) not extend the August 12, 2012 expiration date of the amended and restated rights agreement dated as of March 9, 2009, by and between Gaylord and Computershare Trust Company, N.A., as amended (the “Rights Plan”), without stockholder approval, and certain other agreements of Gaylord set forth herein.  As a condition to Gaylord doing so, Gaylord requires that you agree, by your execution and delivery of this letter agreement, to the confidentiality and other terms of this letter agreement (including Annex A attached hereto).  In addition, by execution of this letter agreement, you and Gaylord agree to the non-disparagement provisions set forth in Annex A.

Gaylord shall include the GAMCO Proposal in the 2012 Proxy Statement, and in the event that the GAMCO Proposal is approved by the stockholders of Gaylord at the 2012 Annual Meeting, Gaylord will not extend the term of the Rights Plan beyond its August 12, 2012 expiration date (the “Binding Rights Plan Proposal”).  In addition, on or prior to the date of the execution and delivery of this letter agreement, Gaylord has revised its corporate governance guidelines to include a policy with respect to shareholder rights plans in the form attached hereto as Annex B.

Gaylord shall cause Gaylord’s slate of director nominees standing for election, and recommended by the Board, at the 2012 Annual Meeting to include (x) David W. Johnson and Terrell T. Philen, Jr. (collectively, the “TRT Directors”), and (y) Glenn J. Angiolillo and Robert S. Prather, Jr. (unless Messrs. Angiolillo and/or Prather is unwilling or unable to serve as a director nominee, in which case Gaylord will include as a replacement a director nominee selected by GAMCO and reasonably acceptable to Gaylord) (collectively, the “GAMCO Directors”), and shall (i) nominate and reflect in the 2012 Proxy Statement the nomination of each of the TRT Directors and GAMCO Directors for election at the 2012 Annual Meeting as a director of Gaylord with a term expiring at Gaylord’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”), (ii) recommend and reflect in the 2012 Proxy Statement the recommendation of each of the TRT Directors and GAMCO Directors for election as directors of Gaylord at the 2012 Annual Meeting, and cause Gaylord to use its reasonable best efforts to solicit proxies in favor of the election of each of the TRT Directors and GAMCO Directors, (iii) cause all proxies received by

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Gaylord to be voted in the manner specified by such proxies and cause all proxies for which a vote is not specified to be voted for the TRT Directors and GAMCO Directors, and (iv) will cause the date for the 2012 Annual Meeting to be no later than August 12, 2012.  If any TRT Director is not elected to the Board at the 2012 Annual Meeting or, either prior to the 2012 Annual Meeting or after election to the Board at the 2012 Annual Meeting, thereafter is removed, resigns, or is otherwise unable to serve as a director of Gaylord, then you will be entitled to select a new designee to serve as a TRT Director, which designee (A) will qualify as independent pursuant to the applicable independence requirements of the Securities and Exchange Commission and the New York Stock Exchange and (B) will be chosen by you subject to a determination by Gaylord’s Nominating and Corporate Governance Committee that such designee is eligible to serve as a director under applicable legal requirements, such determination to be made promptly, reasonably and in good faith on a basis reasonably consistent with Gaylord’s evaluation of all other directors, and the Board will promptly appoint such designee to the Board (and to the committees of the Board on which the TRT Director being replaced served, provided that such designee meets the applicable independence standards and applicable legal requirements for eligibility to serve on such committee, as contemplated in this letter agreement) to serve until the 2013 Annual Meeting.  Any such designee will be deemed a TRT Director for all purposes under this letter agreement and Gaylord will take any action necessary or appropriate to facilitate the discharge of its obligations under this paragraph, including amending its bylaws and its other governing documents.  In addition, Gaylord shall not increase the size of the Board to more than eleven directors at any time prior to the 2013 Annual Meeting.

Gaylord will invite you to participate in any process that the Board may engage in on or prior to August 12, 2012 that seeks proposals in connection with any Transaction (as defined below); provided, that (i) the Board is under no obligation to initiate any such process and, if it does commence such a process it may discontinue the process for any reason at any time, and (ii) you will be required to comply with the terms and conditions generally applicable to the other participants in any such process. For purposes of this letter agreement, “Transaction” means any merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, dissolution, liquidation or similar transaction, with or involving GET, or any sale or acquisition of a significant amount of assets or securities of GET.

Except as expressly permitted by this letter agreement with respect to the Binding Rights Plan Proposal, you will not, and will cause all representatives acting on your behalf not to, directly or indirectly, initiate or propose any stockholder proposal at the 2012 Annual Meeting, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, or otherwise seek the election or appointment to, or representation on, or the nomination of any candidate to, the Board on or prior to the date of the 2012 Annual Meeting, effect or attempt to effect the removal of any members of the Board on or prior to the 2012 Annual Meeting, otherwise seek or propose to obtain representation on the Board on or prior to the 2012 Annual Meeting, or call or seek to have called any meeting of the stockholders of Gaylord on or prior to the 2012 Annual Meeting.  In addition, you shall vote, and shall cause all representatives acting on your behalf to vote, all shares of common stock of Gaylord that you, and such representatives acting on your behalf, are entitled to vote at the 2012 Annual Meeting, in favor of (A) each of Gaylord’s director nominees (including the TRT Directors and the GAMCO Directors) at the 2012 Annual Meeting, (B) any proposal to approve, on an advisory basis, Gaylord’s executive compensation, and (C) any proposal requesting the ratification of Gaylord’s independent registered public accounting firm, but excluding the Binding Rights Plan Proposal.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  This letter agreement (including Annex A, which is incorporated into and constitutes an integral part of this letter agreement) represents the entire understanding of the parties with

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respect to the matters referred to in this letter agreement and supersedes all prior written or prior or contemporaneous oral understandings between the parties with respect to such matters.

The agreements set forth in this letter agreement may be modified or waived only by a separate writing executed by you and Gaylord expressly so modifying or waiving such agreements.

You and Gaylord each acknowledge that money damages would be an inadequate remedy for breach of this letter agreement by you or Gaylord, as applicable, because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this agreement is breached, the irreparable injury that would be suffered by the non-breaching party in the event that any provision of this letter agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages.  Therefore, you and Gaylord each agree that the other party will be entitled to specific performance of this agreement and injunctive or other equitable relief as a remedy for any such breach by you or Gaylord, as applicable, and you and Gaylord further waive any requirement for the securing or posting of any bond in connection with any such remedy and agree not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.  Such remedy shall not be deemed to be the sole or exclusive remedy for any breach of this letter agreement by you or Gaylord, as applicable, but shall be in addition to all other remedies available at law or equity to the non-breaching party. It is the desire and intent of the parties that the provisions of this letter agreement be enforced to the fullest extent permissible under the law and public policies applied in the jurisdiction in which enforcement is sought.  Accordingly, if any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Notwithstanding the foregoing, if such provision, covenant or restriction could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this letter agreement.

As used in this letter agreement (including Annex A), (i) the term “person” will be interpreted broadly to include, without limitation, any corporation, company, partnership, limited liability company, other entity or individual, (ii) the term “representatives,” used with respect to a person, shall mean the directors, officers, employees, affiliates, associates (but only to the extent such affiliates or associates receive Confidential Material or are otherwise acting on such person’s behalf, or such person directly or indirectly exercises, or has the ability to exercise, control over such affiliate or associate), shareholders (but only to the extent such shareholders receive Confidential Material or are otherwise acting on such person’s behalf, or such person directly or indirectly exercises, or has the ability to exercise, control over such shareholder), agents, attorneys, consultants, accountants, financial advisors and other advisors, (iii) the terms “affiliate” and “associate” when used with respect to a person, shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act, (iv) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and (v) the term “you” means TRT Holdings, Inc. and Robert Rowling.

This letter agreement, and any claims arising out of, relating to or associated with this letter agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction.  Each of the parties (i) agrees that it will not bring any suit, action or proceeding arising out of, relating to or associated with this letter agreement in any court other than the federal or state courts of the States of Delaware, Tennessee and Texas, (ii) in the event of the commencement of any suit, action or proceeding brought by another party to this letter agreement in one of the jurisdictions specified in the preceding clause (i), consents to submit itself to the personal jurisdiction of the federal or state courts in the state in which such suit, action or proceeding is brought,

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(iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) irrevocably waives, and agrees not to assert, to the fullest extent permitted by applicable law, that (1) the suit, action or proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

Neither this letter agreement nor any right, interest or obligation hereunder may be assigned by either Gaylord or you without the prior written consent of the other party, and any attempt to do so will be void.  Subject to the preceding sentence, all the terms and provisions of this letter agreement will inure to the benefit of and will be enforceable by the successors and assigns of Gaylord and you.  Except as otherwise expressly set forth herein, nothing contained in this letter agreement will create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor or permitted assignee of such party.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Gaylord Entertainment Company

		By:	/s/ Colin V. Reed
Name: Colin V. Reed
Title: Chairman and CEO

Confirmed and Agreed to:

TRT Holdings, Inc.

By:	/s/ Robert B. Rowling
Name: Robert B. Rowling
Title: Chairman

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Annex A

Access; Confidentiality and Non-Disclosure Provisions

You hereby agree, as set forth in this letter agreement (including this Annex A), to treat confidentially in accordance with the provisions of this letter agreement any information (whether prepared by GET, its representatives or otherwise, in whatever manner received, and whether in oral, written or electronic form) relating to GET that GET or its representatives, furnish or have furnished to you or your representatives, or which is prepared by you or your representatives based on, containing or otherwise reflecting such information, including any notes, memoranda, analyses, compilations, studies or other documents (such information being collectively referred to herein as the “Confidential Material”) and to take or abstain from taking certain other actions set forth herein.  The term “Confidential Material” does not include information that (i) was already in the possession of you or your representatives or otherwise already known to you or your representatives, provided that such information is not known by you or your representatives to be subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to GET, (ii) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this letter agreement, (iii) is or becomes available to you or your representatives on a non-confidential basis from a source other than GET or its advisors, provided that such source is not known by you or your representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to GET, or (iv) is or has been independently developed by you or your representatives without the use of the Confidential Material in violation of this letter agreement.

You hereby agree that (a) the Confidential Material will be used by you and your representatives solely for the purpose of evaluating your investment in Gaylord and will not be used by you or your representatives for any other purpose without the prior written consent of Gaylord, and (b) the Confidential Material will be kept strictly confidential by you and your representatives; provided, however, that, in order to maintain the strictest control of the Confidential Material, any of such information may be disclosed only to your representatives who (i) reasonably need to know such information for purposes of assisting you and your representatives with the foregoing, (ii) are informed by you of the confidential nature of such information and (iii) are instructed to keep such information confidential in accordance with the terms of this letter agreement.  In addition, you will not engage in, and you will direct all of your representatives acting on your behalf not to engage in, any communications or take any actions that violate applicable legal requirements with respect to antitrust, unfair competition or restraint on trade.  You hereby agree that you will be responsible for compliance with, and any breach of, this letter agreement by your representatives.

From the date of this letter agreement until August 12, 2012, GET shall provide you and your representatives with reasonable access, during normal business hours and after reasonable prior notice, to the officers, employees, agents, properties, offices, books and records of GET (including tax returns), and such other information as you or your representatives may reasonably request with respect to the GET and its businesses, financial condition and operations, in each case, to the extent reasonably related to any potential Transaction with respect to which you are invited to participate pursuant to the fourth paragraph of this letter agreement. You and your representatives shall use reasonable efforts to minimize any disruption to the businesses of GET which may result from the requests for access, data and information hereunder.

You hereby acknowledge that you are aware, and that you will advise your representatives, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and you hereby agree, and shall direct all of your representatives acting on your behalf, to comply with such laws.

In the event that you or your representatives receive a request to disclose all or any part of the information contained in the Confidential Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, or are otherwise required to disclose all or any part of the information contained in the Confidential Material by applicable law, regulation or legal process, you agree to (i) promptly prior to such disclosure notify Gaylord of the existence, terms and circumstances surrounding such a request or requirement (to the extent allowed by any such law, regulation or legal process), so that it may seek an appropriate protective order or other appropriate remedy (at Gaylord’s sole expense) and/or waive your compliance with the provisions of this paragraph and (ii) in the event that no protective order or other remedy is obtained, or Gaylord waives compliance with the terms of this paragraph, disclose only that portion of the Confidential Material that you have been advised by legal counsel is legally required to be disclosed and exercise your reasonable efforts, at Gaylord’s sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which Gaylord so designates.

In addition, except as required by applicable law, without the prior written consent of Gaylord, you will not, and will direct your representatives not to, disclose to any person the terms of this letter agreement, the terms, conditions or other facts with respect to any discussions between you and Gaylord (including the existence or status of any such discussions), and you will not, and will direct your representatives not to, disclose to any person that you or others may have requested or received any Confidential Material or that this letter agreement has been entered into.

You understand and agree that the Confidential Material information is provided “as is” and neither GET nor any of its representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material and that nothing contained in any discussions between GET or any of its directors, officers, employees, agents or any other representatives or its advisors and you or any of your representatives shall be deemed to constitute a representation or warranty.  You agree that neither GET nor its representatives shall have any liability to you or any of your representatives resulting from the use or content of the Confidential Material or from any action taken or any inaction occurring in reliance on the Confidential Material.

At the request of Gaylord, you and your representatives shall promptly redeliver to GET or destroy all written (or electronic) Confidential Material and any other written (or electronic) material containing or reflecting any information in the Confidential Material (whether prepared by GET, its advisors, agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written (or electronic) material.  All documents, memoranda, analyses, compilations, studies, notes and other writings whatsoever prepared by you or your representatives based on the information in the Confidential Material shall be destroyed.  At the request of Gaylord, any destruction pursuant to this paragraph shall be certified in writing to Gaylord by an authorized officer of you supervising such destruction.  Notwithstanding the foregoing, you shall only be required to use commercially reasonable efforts to return or destroy Confidential Material that is stored electronically, in computer files, back-up tapes, or otherwise.

Except as otherwise provided herein, the provisions set forth in this Annex A under the heading “Access; Confidentiality and Non-Disclosure Provisions” shall terminate and be of no further force and effect on the date that is 18 months following the date of the letter agreement; provided, however, that expiration of this letter agreement as set forth above will not prevent GET from bringing a claim, or relieve you from liability, for any breach of this letter agreement occurring prior to such expiration date.

Mutual Non-Disparagement

Beginning on the date hereof and ending on December 31, 2012, you will not, and will cause your representatives acting on your behalf not to, directly or indirectly, individually or in concert with others, engage in any conduct or solicit, make, or cause to be made, any statement or opinion or communicate any information (whether oral or written) (collectively, “Conduct”) that is calculated to or reasonably could be expected to have the effect of (1) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon GET, or any of GET’s representatives acting on its behalf, or (2) accusing or implying that GET, or any of GET’s representatives acting on its behalf, engaged in any wrongful, unlawful, or improper conduct; except, in each case, with respect to any TRT Excluded Claim (as defined below). The foregoing will not apply to (w) any good faith Conduct by you or any of your representatives acting on your behalf in connection with and reasonably related to any proposal, event, circumstance, or transaction with respect to a “Qualified Offer” (as such term is defined in the Rights Plan) or an Extraordinary Transaction (as defined below), (x) non—public oral statements made by you or your representatives acting on your behalf directly to GET or its representatives, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response to any request for information from any governmental authority having jurisdiction over you, or any of your representatives acting on your behalf, so long as no action of you, or any representative acting on your behalf, invited or suggested such request; provided, however, in the event that you, or any of your representatives acting on your behalf, are requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, you agree to (i) promptly notify Gaylord of the existence, terms and circumstances surrounding such a request or requirement (to the extent allowed by any such law, regulation or legal process), so that it may seek an appropriate protective order or other appropriate remedy (at Gaylord’s sole expense) and/or waive your compliance with the provisions of this paragraph and (ii) in the event that no protective order or other remedy is obtained, or Gaylord waives compliance with the terms of this paragraph, disclose only that portion of such information that you have been advised by legal counsel is legally required to be disclosed and exercise your reasonable efforts, at Gaylord’s sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that Gaylord so designates.  “Extraordinary Transaction” means any merger, consolidation, business combination, tender or exchange offer, sale or purchase of a substantial amount of assets other than in the ordinary course of business, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, or similar transaction with or involving Gaylord or any of its affiliates.  A “TRT Excluded Claim” shall mean (1) any claim relating to the performance of obligations under this letter agreement or for breach of or to enforce this letter agreement and (2) any claim that cannot be waived by law.

Beginning on the date hereof and ending on December 31, 2012, GET will not, and will cause its representatives acting on its behalf not to, directly or indirectly, individually or in concert with others, engage in any conduct or solicit, make, or cause to be made, any Conduct that is calculated to or reasonably could be expected to have the effect of (1) undermining, impugning, disparaging, or otherwise in any way reflecting adversely or detrimentally upon you, or any of your representatives acting on your behalf, or (2) accusing or implying that you, or any of your representatives acting on your behalf, engaged in any wrongful, unlawful, or improper conduct; except, in each case, with respect to any GET Excluded Claim (as defined below). The foregoing will not apply to (w) any good faith Conduct by GET or any of its representatives acting on its behalf in connection with and reasonably related to any proposal, event, circumstance, or transaction with respect to a “Qualified Offer” (as such term is defined in the Rights Plan) or an Extraordinary Transaction, (x) non—public oral statements made by GET or its representatives acting on its behalf directly to you or your representatives, (y) any compelled testimony or production, either by legal process, subpoena or otherwise and (z) any response to any request for information from any governmental authority having jurisdiction over GET, or any of its representatives acting on its behalf, so long as no action of GET, or any representative acting on its behalf, invited or suggested such request; provided, however, in the event that GET, or any of its representatives acting on its behalf, is requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, GET agrees to (i) promptly notify you of the existence, terms and circumstances surrounding such a request or requirement (to the extent allowed by any such law, regulation or legal process), so that you may seek an appropriate protective order or other appropriate remedy (at your sole expense) and/or waive your compliance with the provisions of this paragraph and (ii) in the event that no protective order or other remedy is obtained, or you waive compliance with the terms of this paragraph, disclose only that portion of such information that GET has been advised by legal counsel is legally required to be disclosed and exercise GET’s reasonable efforts, at your sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that you so designate.  A “GET Excluded Claim” shall mean (1) any claim relating to the performance of obligations under this letter agreement or for breach of or to enforce this letter agreement and (2) any claim that cannot be waived by law.

Annex B

Rights Plan Policy

The policy of the Board of Directors (the “Board”) of Gaylord Entertainment Company (the “Company”) is that, following the expiration of the amended and restated rights agreement dated as of March 9, 2009, by and between the Company and Computershare Trust Company, N.A., as amended (the “2009 Rights Agreement”), the Board will only adopt a shareholder rights plan (a “Rights Plan”), if either:

(a)          prior to the adoption of the Rights Plan by the Board, at a duly called meeting of stockholders at which a quorum is present, the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote have approved the adoption of the Rights Plan; or

(b)         both the Board and a committee of the Board consisting solely of the members of the Board who qualify as “independent” pursuant to the applicable independence requirements of the New York Stock Exchange (the “Independent Committee”) determine, after consultation with and based upon the advice of the outside legal and financial advisors to the Board and the Independent Committee, that it would be (1) in the best interests of the Company and its stockholders to adopt the Rights Plan without such stockholder approval, and (2) facts and circumstances, other than the passage of time alone, have arisen since the date of the adoption of this policy that render it inadvisable and impracticable to submit the Rights Plan to a vote of the Company’s stockholders prior to the adoption of the Rights Plan.  If any Rights Plan is so adopted without prior stockholder approval, (i) in the event that the annual meeting of the stockholders of the Company (the “Annual Meeting”) is held on a date that is at least five months following the date the Rights Plan is adopted pursuant to this clause (b), the Company shall cause the Rights Plan to be submitted to a vote of the Company’s stockholders at the Annual Meeting, or (ii) in the event that the Annual Meeting is held on a date that is less than five months following the date the Rights Plan is adopted pursuant to this clause (b), the Company shall either, at its option, (A) cause the Rights Plan to be submitted to a vote of the Company’s stockholders at the Annual Meeting or (B) (w) promptly, and not later than 45 days after adoption of the Rights Plan, take all action necessary to file with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A for a special meeting of the Company’s stockholders to consider and vote on the Rights Plan (any such meeting of the stockholders of the Company held pursuant to clause (i) above or this clause (ii), the “Stockholder Meeting”), (x) use its best efforts to promptly respond to any written or oral comments from the SEC or its staff with respect to such proxy statement or any related matters, (y) file a definitive proxy statement on Schedule 14A with the SEC for such Stockholder Meeting and mail such definitive proxy statement to the Company’s stockholders entitled to notice of and to vote at such Stockholder Meeting, in each case promptly after the Company is permitted to do so under applicable federal securities laws, and (z) take all action necessary to convene such Stockholder Meeting not later than five months following the date the Rights Plan is adopted pursuant to this clause (b).  Such Rights Plan that is adopted pursuant to this clause (b) shall expire pursuant to its terms at 5:00 P.M. Central Time on the date that the voting results of the Stockholder Meeting have been certified by the inspector of elections if the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote have not approved the adoption of the Rights Plan at the Stockholder Meeting.  Notwithstanding the foregoing, the Company will have no further obligations under this clause (b) with respect to any Rights Plan (including the obligation to hold any special meeting and/or to submit such Rights Plan

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to a vote of the Company’s stockholders at any Stockholder Meeting) in the event that, and following such time that, the Company has elected, in its sole discretion, to terminate any such Rights Plan or redeem the rights under any such Rights Plan and has not adopted any new Rights Plan.

The Board shall not amend its policy concerning rights plans without the prior approval of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at a duly called meeting of stockholders at which a quorum is present; provided, however, that following such time that TRT Holdings, Inc. and Robert Rowling and their respective affiliates no longer collectively hold beneficial ownership (as defined under the Securities Exchange Act of 1934) of at least 10% of the outstanding shares of common stock of the Company, this policy concerning rights plans may be amended by action of the Board without such stockholder approval.

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